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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AB&T FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

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(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AB&T FINANCIAL CORPORATION

292 West Main Avenue

Gastonia, North Carolina 28052

(704) 865-1634

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 30, 2008

NOTICE is hereby given that the Annual Meeting of Shareholders of AB&T Financial Corporation (the “Company”) will be held as follows:

Place:	Cleveland Community College
Student Activity Center, Room 1138
137 South Post Road
Shelby, North Carolina 28152

Date:	June 30, 2008

Time:	5:30 p.m.

The purposes of the meeting are:

1.	To elect two (2) members of the Board of Directors for one (1) year terms, to elect one (1) member of the Board of Directors for a two (2) year term, and to elect two (2) members of the Board of Directors for three (3) year terms.

2.	To approve an amendment to the Company’s 2005 Incentive Stock Option Plan.

3.	To approve an amendment to the Company’s 2005 Nonstatutory Stock Option Plan.

4.	To ratify the appointment of Elliott Davis, PLLC, as the Company’s independent public accountants for 2008.

5.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

G. William Sudyk
President and Chief Executive Officer

June 2, 2008

AB&T FINANCIAL CORPORATION

292 West Main Avenue

Gastonia, North Carolina 28052

(704) 865-1634

PROXY STATEMENT

Mailing Date: On or about June 2, 2008

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 30, 2008

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors (the “Board”) of AB&T Financial Corporation (the “Company”) for the 2008 Annual Meeting of Shareholders of the Company to be held in Room 1138 of the Student Activity Center at Cleveland Community College, 137 South Post Road, Shelby, North Carolina at 5:30 p.m. on June 30, 2008, and any adjournments thereof. The Company is the holding company for Alliance Bank & Trust Company, Gastonia, North Carolina (the “Bank”).

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are Wayne F. Shovelin, Kenneth Appling and David W. White. Shares represented by each appointment of proxy that is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the five (5) nominees for director named in Proposal 1 below and FOR Proposals 2, 3 and 4. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Daniel C. Ayscue, Secretary of the Company, at its main office at 292 West Main Avenue, Gastonia, North Carolina 28052, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by the Company’s and Bank’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on May 27, 2008 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 10,000,000 shares are authorized and 2,678,205 shares were outstanding on the Record Date. There are approximately 655 holders of record of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the five (5) nominees receiving the greatest number of votes shall be elected.

In the case of Proposals 2, 3 and 4 for such Proposals to be approved, the number of votes cast for approval of each Proposal must exceed the number of votes cast against such Proposal. Abstentions and broker nonvotes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the proxy holders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy or to provide additional information to shareholders. However, appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of May 27, 2008, the shareholders identified in the following table beneficially owned more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Financial Stocks Capital Partners IV, LP Cincinnati, OH	225,250	8.41

Mutual Financial Services Fund Short Hills, NJ	226,100	8.44

As of May 27, 2008, the beneficial ownership of the Company’s common stock by the Company’s directors and by the Company’s and Bank’s executive officers (the “Named Executive Officers”) individually and by the Company’s directors and the Named Executive Officers as a group, was as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(2)(3)
Kenneth Appling Forest City, NC	46,137	1.72

Daniel C. Ayscue Gastonia, NC	18,701	0.70

Eric Dixon Gastonia, NC	18,971	0.71

Joseph H. Morgan Shelby, NC	31,653(4)	1.18

Wayne F. Shovelin Gastonia, NC	79,345(5)	2.96

G. William Sudyk Gastonia, NC	43,901(6)	1.63

Matthew J. Triplett Shelby, NC	8,568	0.32

David W. White Shelby, NC	53,556(7)	2.00

All Company Directors and Named Executive Officers as a group (8 persons)	300,832	11.04

As of May 27, 2008, the beneficial ownership of the Company’s common stock, by Bank-only directors individually and as a group with the directors of the Company and the Named Executive Officers, was as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
Kelvin C. Harris, M.D. Gastonia, NC	8,471	0.32

Susan J. Joyner Gastonia, NC	16,572(8)	0.62

Jerry L. Kellar Gastonia, NC	17,302(9)	0.65

William J. McLean, III Gastonia, NC	16,039(10)	0.60

Gerald F. McSwain Gastonia, NC	15,325(11)	0.57

Lawrence H. Pearson, M.D. Shelby, NC	33,126	1.23

Carl J. Stewart, Jr., Esq. Gastonia, NC	7,510	0.26

H. Gene Washburn, M.D. Boiling Springs, NC	9,613	0.36

John H. Whaley Shelby, NC	20,187(12)	0.75

Jack R. Williams Sherills Ford, NC	9,915	0.37

All Company and Bank Directors and Named Executive Officers as a group (18 persons)	454,892	16.55

(1)	Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Appling – 38,068 shares; Mr. Sudyk – 12,500 shares; Mr. White – 36,250 shares; and Mr. McLean – 12,500 shares.
(2)	Includes the following options to purchase shares of common stock exercisable within 60 days of May 27, 2008: Mr. Appling – 8,069 shares; Mr. Asycue – 6,826 shares; Mr. Dixon – 4,818 shares; Mr. Morgan – 3,130 shares; Mr. Shovelin – 6,374 shares; Mr. Sudyk – 7,628 shares; Mr. Tripplet – 4,818 shares; Mr. White – 5,431 shares; Dr. Harris – 1,286 shares; Ms. Joyner – 2,130 shares; Mr. Kellar – 2,938 shares; Mr. McLean – 2,914 shares; Mr. McSwain – 1,805 shares; Dr. Pearson – 4,901 shares; Mr. Stewart – 1,204 shares; Mr. Washburn – 1,682 shares; Mr. Whaley – 3,312 shares and Mr. Williams – 1,734 shares.

(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) a total of 2,678,205 outstanding shares of common stock and (ii) options to purchase shares of common stock which are exercisable within 60 days of May 27, 2008.
(4)	Includes 6,023 shares held by a business entity controlled by Mr. Morgan.
(5)	Includes 7,877 shares owned individually by Mr. Shovelin’s spouse and 625 shares owned by Mr. Shovelin’s minor son.
(6)	Includes 1,250 shares held by Mr. Sudyk’s minor children.
(7)	Includes 11,875 shares held by an entity controlled by Mr. White.
(8)	Includes 3,121 shares owned individually by Mrs. Joyner’s spouse.
(9)	Includes 500 shares owned by Mr. Kellar’s minor son.
(10)	Includes 625 shares held by Mr. McLean as custodian for minor children.
(11)	Includes 795 shares owned individually by Mr. McSwain’s spouse.
(12)	Includes 1,250 shares held by Mr. Whaley’s minor son.

Section 16(a) Beneficial Ownership Reporting Compliance

The Bank’s directors and executive officers were previously required to file certain reports with the Federal Deposit Insurance Corporation regarding the amount of and changes in their beneficial ownership of the Bank’s common stock (including, without limitation, an initial report following election as an officer or director of the Bank and a report following any change in a reporting person’s beneficial ownership) and now, the Company’s directors and the Named Executive Officers are required to file those reports with the Securities and Exchange Commission. Based upon a review of copies of reports received by the Bank, all required reports of directors and executive officers of the Bank were filed on a timely basis in 2007.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s bylaws provide that its Board shall consist of between five (5) and seven (7) members divided into three classes in as equal number as possible. Such classes shall be elected to staggered three (3) year terms. The Board has set the number of directors of the Company at five (5). The Board recommends that shareholders vote for each of the following five (5) directors for the terms indicated:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years
One-Year Terms

Kenneth Appling (46)	Director	2004	President, Appling Boring Company, Forest City, NC, 1987–present (commercial pipe installation and horizontal boring)

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years
Wayne F. Shovelin (63)	Director	2004	President and Chief Executive Officer, CaroMont Health/Gaston Memorial Hospital, Gastonia, NC, 1976–present

Two-Year Terms

Joseph H. Morgan (43)	Director	2004	President, J. Morgan Company, Shelby, NC, 1983–present (plastic recycling company)

Three-Year Terms

G. William Sudyk (58)	Director, President, and Chief Executive Officer	2004	President and Chief Executive Officer, Alliance Bank & Trust Company, Gastonia, NC, 2004–present; Executive Vice President, SouthTrust Bank, Gastonia, NC, 1996–2004

David W. White (57)	Director	2004	President, White Investments of Shelby, LLC, Shelby, NC, 1988–present (real estate development/management)

(1)	Includes prior service as a director of Alliance Bank & Trust Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY FOR THE TERMS INDICATED.

Director Independence

With the exception of Mr. Sudyk, each member of the Company’s Board of Directors is “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination the Board considered insider transactions with directors for the provision of goods or services to the Company and the Bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.

Director Relationships

No director or nominee is a director of any other corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation registered as an investment company under the Investment Company Act of 1940.

There are no family relationships among directors and executive officers of the Company or Bank.

Meetings and Committees of the Board of Directors

There were ten (10) meetings of the Bank’s Board of Directors in 2007. There were no meetings of the Company’s Board of Directors in 2007. All Bank directors attended at least 75% of the meetings they were scheduled to attend, except Mr. William J. McLean, III.

The Company does not currently have a formal policy regarding attendance by directors at the Company’s Annual Shareholder Meetings, although attendance is encouraged.

The Bank has, and the Company is, formulating standing Executive, Audit and Nominating Committees. None of these Committees have charters at this time.

Executive Committee. The Bank’s Executive Committee met twice in 2007. The members of the Executive Committee during 2007 were Wayne F. Shovelin, Kenneth Appling, Gerald F. McSwain, John H. Whaley, Kelvin C. Harris, M.D., G. William Sudyk and Lawrence H. Pearson, M.D. The Executive Committee has served as the Bank’s Compensation Committee. In its role as the Compensation Committee, the members of the Executive Committee review and approve all salaries and benefits of the Bank’s personnel. As a member of the Executive Committee, Mr. Sudyk makes recommendations to the Executive Committee regarding compensation of the executive officers. Mr. Sudyk participates in the deliberations, but not the decisions, of the Executive Committee regarding compensation of executive officers other than himself. He does not participate in the Executive Committee’s deliberations or decisions regarding his own compensation.

Audit Committee. The Audit Committee of the Bank has, and the Audit Committee of the Company will have, in place pre-approval policies and procedures that involve an assessment of the performance and independence of the independent auditors of the Bank and Company, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

Report of the Audit Committee

The Bank’s Audit Committee is responsible, and the Company’s Audit Committee going forward will also be responsible, for receiving and reviewing the annual audit report of the independent auditors and reports of examinations by Bank and Company regulatory agencies, and they help or will help formulate, implement and review the internal audit program of the Bank and Company. The Audit Committees assess the performance and independence of the independent auditors and recommend their appointment and retention.

During the course of its examination of the Bank’s audit process in 2007, the Bank’s Audit Committee reviewed and discussed the audited financial statements with management. The Bank’s Audit Committee also discussed with the independent auditors, Elliott Davis, PLLC, all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Bank’s Audit Committee received from Elliott Davis, PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Elliott Davis, PLLC their independence.

Based on the review and discussions above, the Bank’s Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2007 for filing with the FDIC and (ii) recommended that shareholders ratify the appointment of Elliott Davis, PLLC as auditors of the Bank and Company for 2008.

Although the Company’s common stock is not traded on any exchange, the members of the Audit Committees are “independent” and “financially literate” as defined by Nasdaq listing standards. The Bank’s Audit Committee has not appointed, and the Company’s Audit Committee will not appoint, an “audit committee financial expert,” because no member of either Committee meets or will meet the criteria to be deemed an “audit committee financial expert.”

The Bank’s Audit Committee met four (4) times during 2007. This report is submitted by the Bank’s Audit Committee: Gerald F. McSwain – Chair, Joseph. H. Morgan and Jack R. Williams.

Nominating Committee. The members of the Bank’s Nominating Committee are Kelvin C. Harris, M.D., Lawrence H. Pearson, M.D., Jack R. Williams and David W. White. The Nominating Committee recommends nominees to the entire Bank Board for election as directors. The Nominating Committee did not meet in 2007. The members of the Company’s nominating committee have not been determined at this time. In making recommendations to the Company’s Board, the Nominating Committee, in accordance with the bylaws, will consider candidates recommended by shareholders, in writing, to the Secretary of the Company if received at least 120 days prior to the annual meeting at which directors are to be elected. Such recommendations of nominees shall include the nominee’s written consent to serve as a director if elected and a statement of the nominee’s qualifications to serve.

Director Compensation

Board Fees. Non-employee directors received cash compensation for attendance at Bank Board and committee meetings during 2007. As of December 31, 2007, each director received $300 and the chairperson received $500 per board meeting attended. Each director received $150 and the chairperson received $200 per committee meeting attended. Mr. Sudyk did not receive any fees for his attendance at board meetings.

2005 Nonstatutory Stock Option Plan. The shareholders of the Bank approved the Alliance Bank & Trust Company 2005 Nonstatutory Stock Option Plan for Directors at the 2005 Annual Meeting of Shareholders. Following this approval, options to purchase 133,845 (as adjusted for the 5-for-4 stock split effected in the form of a 25% stock dividend in May 2006) shares of the Bank’s common stock were made available for issuance to members of the Bank’s Board of Directors under the Nonstatutory Plan. In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company, the 2005 Nonstatutory Plan was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. As of May 1, 2006, all options were granted under the Nonstatutory Plan to the Bank’s non-employee directors.

The following table presents a summary of all compensation paid by the Bank to its directors for their service as such during the year ended December 31, 2007.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned	Option Awards(1)	All Other Compensation	Total
Kenneth Appling	$3,300	$9,365	—	$12,665
Kelvin C. Harris, M.D.	2,800	1,493	—	4,293
Susan J. Joyner	2,450	2,473	—	4,923
Jerry L. Kellar	3,000	3,410	—	6,410
William J. McLean, III	2,000	3,382	—	5,382
Gerald F. McSwain	3,200	2,095	—	5,295
Joseph H. Morgan	2,650	3,634	—	6,284
Lawrence H. Pearson, M.D.	3,100	5,689	—	8,789
Herman E. Ratchford(2)	1,300	3,075	—	4,375
Wayne F. Shovelin	5,250	7,398	—	12,648
Carl J. Stewart, Jr., Esq.	2,750	1,397	—	4,147
G. William Sudyk(3)	—	—	—	—
H. Gene Washburn, M.D.	4,100	1,952	—	6,052
John H. Whaley	4,550	3,844	—	8,394
David W. White	2,300	6,304	—	8,604
Jack R. Williams	1,650	2,012	—	3,662

(1)	Calculated in accordance with FAS 123R.
(2)	Mr. Ratchford resigned from the Board on July 9, 2007.
(3)	Compensation paid to Mr. Sudyk for his service as Director, President and Chief Executive Officer is presented in the Summary Compensation Table below.

Executive Officers

Set forth below is certain information regarding the Company and Bank’s Executive Officers.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE
G. William Sudyk	58	President and Chief Executive Officer of the Company and Bank	Executive Vice President, SouthTrust Bank, responsible for total bank operations for western North Carolina. Commenced banking career in 1972 and has held executive positions in commercial banking since 1986.

Daniel C. Ayscue	42	Secretary and Treasurer of the Company, Executive Vice President, Chief Credit Officer and Chief Financial Officer of the Bank	Group Vice President of Corporate Lending, SouthTrust Bank. Commenced banking career in 1990. Active member of the Gaston County Chamber of Commerce subcommittee, The Public/Private Partnership.

Eric Dixon	45	Senior Vice President, Senior Commercial Lender and Market Executive Gastonia of the Bank	Vice President of Lending, SouthTrust Bank. Twenty-plus years in banking.

Matthew J. Triplett	36	Senior Vice President and Market Executive Shelby of the Bank	Vice President and Commercial Account Manager, SouthTrust Bank. Commenced banking career in 1995 as a loan development officer in Shelby.

Executive Compensation

The following table shows cash and certain other compensation paid to or received or deferred by G. William Sudyk, Daniel C. Ayscue, Matthew J. Triplett and Eric Dixon for services rendered in all capacities during 2007. No other current executive officer of the Bank or Company received compensation for 2007 which exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
G. William Sudyk, President and CEO	2007 2006	$152,409 146,875	— —	$0 8,862	$48,517 81,646	— —	$20,055 17,355	$220,981 254,738

Daniel C. Ayscue, Executive Vice President	2007 2006	117,408 110,473	— —	0 7,929	29,972 48,732	— —	17,327 15,312	164,707 182,446

Matthew J. Triplett, Senior Vice President	2007 2006	87,599 80,870	— —	0 5,597	12,994 19,967	— —	15,463 13,485	116,056 119,920

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Eric Dixon, Senior Vice President	2007 2006	99,609 94,027	— —	0 5,597	14,523 20,901	— —	15,872 13,926	130,004 134,450

(1)	Calculated in accordance with FAS 123R.
(2)	Includes 401(k) contributions and the dollar value of premiums paid on behalf of the named officer for group term life, health and dental insurance. In addition to compensation paid in cash, the Bank’s executive officers receive certain personal benefits. However, the aggregate value of such non-cash benefits received by Messrs. Sudyk, Ayscue, Triplett and Dixon did not exceed $10,000.

Employment Agreements. The Bank has entered into employment agreements with G. William Sudyk as its President and Chief Executive Officer, Daniel C. Ayscue as its Executive Vice President, Matthew J. Triplett as a Senior Vice President and Eric Dixon as a Senior Vice President. The employment agreements establish the duties and compensation of each of the officers and provide for the officers’ continued employment with the Bank. The Employment Agreements provide for an initial term of employment of one year, with provisions for one year extensions on each anniversary of the date of execution. They also provide that each officer may be terminated for “cause” (as defined in the Employment Agreements) by the Bank, and may otherwise be terminated by the Bank (subject to vested rights) or by each officer.

The Employment Agreements provide for annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the Employment Agreements provide for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officers’ respective offices or made available to all other employees.

The Employment Agreements provide that in the event of a “termination event” within eighteen months after a change in control of the Bank the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation. A “termination event” will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee’s annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee’s life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location outside of Gastonia, North Carolina in the case of Messrs. Sudyk, Ayscue and Dixon and Shelby, North Carolina in the case of Mr. Triplett, without the employee’s express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 50% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group. The Employment Agreements also provide for restrictions on each officer’s right to compete with the Bank for a period of one year after termination of employment. Such noncompete restrictions do not apply if the officer is terminated with cause. In the event the employee’s employment is terminated and the employee is not entitled to any further benefits, the Employment Agreements provide that the employee shall continue to receive salary compensation for an additional twelve months provided the employee abides by the noncompete restrictions. If after the expiration of the noncompete restrictions, the employee has not obtained new employment with another financial institution, the Bank shall pay the employee as additional compensation his regular salary until he secures new employment or the expiration of six months, whichever is earlier. As of December 31, 2007, the value of the lump sum payment that would have been payable to Messrs. Sudyk, Ayscue, Triplett and Dixon upon the occurrence of a “change in control” followed by a termination event would have been approximately $489,195, $353,959, $247,796 and $272,361 respectively.

2005 Incentive Stock Option Plan. At the Bank’s 2005 Annual Meeting, the shareholders approved the adoption of the Alliance Bank & Trust Company 2005 Incentive Stock Option Plan, which provides for the issuance of incentive stock options, as defined in Section 422 of the Internal Revenue Code (the “Code”). In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company, the 2005 Incentive Plan was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. The Incentive Plan provides for the grant of stock options covering up to 133,845 shares of the Company’s common stock, as adjusted following the 5-for-4 stock split effected in the form of a 25% stock dividend in May 2006 and subject to adjustment for further stock dividends, stock splits or similar changes in capitalization.

Stock options are periodically granted under the Incentive Plan to executive officers and other employees. As of May 1, 2006 options to purchase 73,280 shares of the Company’s common stock were granted to employees of the Bank under the Incentive Plan with an exercise price of $8.80 per share. All stock options authorized under the Incentive Plan are required to be granted with an exercise price not less than 100% of fair market value of our common stock on the date of the grant.

The following table sets forth information regarding equity awards granted to Messrs. Sudyk, Ayscue, Triplett and Dixon that were outstanding as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
G. William Sudyk	7,628	11,444	$8.80	May 1, 2016
Daniel C. Ayscue	6,826	10,239	$8.80	May 1, 2016
Matthew J. Triplett	4,818	7,228	$8.80	May 1, 2016
Eric Dixon	4,818	7,228	$8.80	May 1, 2016

401(k) Savings Plan. The Bank has a 401(k) Plan covering employees. The Bank makes matching contributions on the first 3% of an employee’s compensation which is contributed to the 401(k) Plan. On employee contributions that exceed 3% of such employee’s compensation, the Bank makes matching contributions equal to 50% of such employee contributions up to an additional 1.5% of such employee’s compensation.

Indebtedness of and Transactions with Management

The Bank has, and expects in the future to have, banking transactions in the ordinary course of business with certain of its or the Company’s current directors, nominees for director, executive officers and their associates. All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with other persons at the time such loans were made, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Bank, Regulation O has been complied with in its entirety.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY’S

2005 INCENTIVE STOCK OPTION PLAN

On May 28, 2008, the Board of Directors of the Company approved an amendment to the Company’s 2005 Incentive Stock Option Plan (the “Incentive Option Plan”), subject to shareholder approval, to increase the shares available for issuance upon the exercise of options granted under the Incentive Option Plan. The amendment, which will aid the Company and the Bank in attracting and retaining the personnel necessary for their continued growth, provides that an aggregate of 133,910 shares will be added to the 133,845 shares currently reserved for issuance by the Company upon exercise of stock options granted from time to time under the Incentive Option Plan. Options granted under the Incentive Option Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Under the Code, options are generally afforded favorable tax treatment for recipients upon compliance with certain restrictions but do not result in tax deductions to the Company. The purpose of the Incentive Option Plan is to increase the performance incentive for employees of the Company and Bank, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.

The Incentive Option Plan is administered by the Company’s Board. No member of the Board who is not also an employee of the Company or Bank is eligible to receive options under the Incentive Option Plan. Employees of the Company and Bank are eligible to receive options under the Incentive Option Plan at no cost to them other than the option exercise price. Any options granted under the Incentive Option Plan are subject to a five-year vesting schedule, whereby 20% of the total options granted vest on each anniversary of the date of grant until all options are vested. The exercise price for options granted pursuant to the Incentive Option Plan may not be less than 100% of the fair market value of the shares on the date of grant. No option will be exercisable more than ten years after the date that it is granted. In the case of an employee who owns more than 10% of the outstanding shares of common stock of the Company at the time the stock option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable more than five years from the date it is granted. The Optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. In the event the Optionee is discharged for cause or voluntary separation on the part of an Optionee (but not separation due to retirement or disability) the options, vested and unvested will immediately terminate. In the event of an Optionee’s retirement or termination following a “change in control” (as defined in the Incentive Option Plan), any unvested options will vest and the options will continue to be exercisable for three months following retirement or termination, as the case may be. In the event an Optionee becomes disabled or dies, any unvested options will vest and the options will continue to be exercisable for twelve months following the date of the disability or death. Common stock subject to options, which expire or terminate prior to the exercise of the options, shall lapse and such shares shall again be available for future grants under the Incentive Option Plan.

The Company receives no monetary consideration at the time of granting the stock options. The consideration, if any, which the Company receives from the granting of such stock options is the further dedication of its employees in the performance of their responsibilities, duties, and functions on behalf of the Company and Bank. In order to exercise an Incentive Stock Option, the Optionee must give the Company written notice of exercise and pay the aggregate exercise price for shares being purchased. Such payment must be made in cash. Optionees will have no rights as shareholders of the Company with respect to any shares covered by Incentive Stock Options granted to them until those Incentive Stock Options have been exercised and the exercise price of such shares has been paid to the Company.

Subject to alternative minimum tax rules under the Code, a recipient of a stock option under the Incentive Option Plan will not generally be taxed upon either the grant of the option or on the date he or she exercises such option. Unless subject to the alternative minimum tax, a recipient will generally be taxed only upon the sale of the stock underlying the option and will be taxed on the difference between the option price and the sales price of the stock. The taxable amount will be treated as capital gain. If the incentive option requirements are satisfied, the Company will receive no corresponding deduction for any portion of the stock option.

In the event of increases, decreases or changes in the Company’s outstanding common stock resulting from a stock dividend, recapitalization, reclassification, stock split, combination or similar event, or resulting from an exchange of shares or merger or other reorganization in which the Company is the surviving entity, the Board shall make equitable proportionate adjustments in the aggregate number and kind of shares available under the Incentive Option Plan, the number and kind of shares which are covered by each then outstanding Incentive Stock Option, and in the exercise price of each unexercised Incentive Stock Option. Unless amended by the Board, the standard Incentive Stock Option Agreement (the “Incentive Option Agreement”) shall be binding upon any successor to the Company. However, except upon a “change in control” (as defined in the Incentive Option Agreement), the Incentive Option Plan and any options granted thereunder shall terminate upon the effective date of the Company’s dissolution or liquidation.

The Board may, from time to time, amend, modify, suspend, terminate or discontinue the Incentive Option Plan without notice. However, no such action will adversely affect any Optionee’s rights under any then outstanding Incentive Stock Option without such Optionee’s prior written consent. In addition, approval of the Company’s shareholders shall be required for any modification or amendment of the Incentive Option Plan that (a) increases the aggregate number of shares of common stock, (b) changes the provisions of the Incentive Option Plan with respect to the determination of persons to whom Incentive Stock Options may be granted, or (c) otherwise materially increases the benefits accruing to Optionees under the Incentive Option Plan. Consistent with the terms of the Incentive Option Plan, the Board may modify any outstanding Incentive Stock Option pursuant to a written agreement with the Optionee.

A copy of the Incentive Option Plan is on file and may be inspected by any shareholder at the Company’s main office in Gastonia, North Carolina, and a copy will be available for inspection by any shareholder at the Annual Meeting. Additionally, any shareholder wishing to receive a copy of the Incentive Option Plan free of charge should contact Daniel C. Ayscue, Secretary, AB&T Financial Corporation, 292 West Main Avenue, Gastonia, North Carolina 28052, (704) 865-1634.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 APPROVING AN AMENDMENT TO THE COMPANY’S 2005 INCENTIVE STOCK OPTION PLAN.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE COMPANY’S

2005 NONSTATUTORY STOCK OPTION PLAN

On May 28, 2008, the Board of Directors of the Company approved an amendment to the Company’s 2005 Nonstatutory Stock Option Plan (the “Nonstatutory Option Plan”), subject to shareholder approval, to increase the total number of shares available for grant upon the exercise of options granted under the Nonstatutory Option Plan. The proposed amendment provides that an aggregate of 133,910 shares will be added to the 133,845 shares currently reserved by the Company for issuance upon the exercise of stock options granted from time to time under the Nonstatutory Option Plan. The purpose of the Nonstatutory Option Plan generally is to assist the Company and the Bank in attracting and retaining directors whose interests are the same as those of shareholders, and to provide an additional incentive for directors to whom Nonstatutory Stock Options are granted to manage the Company and Bank in a manner that will enhance financial performance and shareholder value. The proposed amendment to the Nonstatutory Option Plan will allow the Company to continue to address these goals through the grant of Nonstatutory Stock Options to directors in the future.

The Nonstatutory Option Plan is administered by the Company’s Board and generally provides for the issuance and sale of shares of the Company’s common stock (subject to adjustment as described below) upon the exercise of Nonstatutory Stock Options. The Board is authorized to determine the persons to whom and numbers of shares for which Nonstatutory Stock Options will be granted, to interpret and construe the terms and provisions of the Nonstatutory Option Plan and to make rules and other determinations relating to and reasonable or advisable in administering the Nonstatutory Option Plan. The Nonstatutory Option Plan provides that, to the extent permitted by applicable law, members of the Board will be indemnified by the Company for certain legal expenses and liability incurred in connection with the administration of the Nonstatutory Option Plan.

The exercise price for each share of common stock covered by the Nonstatutory Stock Option granted shall be set by the Board at the time the Nonstatutory Stock Option is granted, but shall not be less than 100% of the fair market value of a share of common stock at the time the Nonstatutory Stock Option is granted. Nonstatutory Stock Options are subject to a five-year vesting schedule, whereby 20% of the options granted are vested on each anniversary of the date of grant until all options are vested. No option will be exercisable more than ten years after the date that it is granted. Upon the date the Optionee resigns from the Board of Directors of the Company or Bank or completes his or her term without reelection the options, vested and unvested, will immediately terminate. In the event of an Optionee’s retirement, any unvested options will vest and the options will continue to be exercisable for three months following retirement. In the event an Optionee becomes disabled or a “change in control” occurs (as defined in the Nonstatutory Option Plan), any unvested options will vest and will continue to be exercisable for such time as the Board may determine, but in no event may an option be exercised more than ten years after its date of grant. If the Optionee dies will serving as a director, after the Optionee leaves the Board due to retirement or disability or following a “change in control” from the Board, then the options may be exercised up to twelve months after the Optionee’s death. Common stock subject to options, which expire or terminate prior to the exercise of the options, shall lapse and such shares shall again be available for future grants under the Nonstatutory Option Plan.

No monetary consideration will be received by the Company upon the grant of a Nonstatutory Stock Option. In order to exercise a Nonstatutory Stock Option, the Optionee must give the Company written notice of exercise and pay the aggregate exercise price for shares being purchased. Such payment must be made in cash. Optionees will have no rights as shareholders of the Company with respect to any shares covered by Nonstatutory Stock Options granted to them until those Nonstatutory Stock Options have been exercised and the exercise price of such shares has been paid to the Company.

In the event of increases, decreases or changes in the Company’s outstanding common stock resulting from a stock dividend, recapitalization, reclassification, stock split, combination or similar event, or resulting from an exchange of shares or merger or other reorganization in which the Company is the surviving entity, the Board shall make equitable proportionate adjustments in the aggregate number and kind of shares available under the Nonstatutory Option Plan, the number and kind of shares which are covered by each then outstanding Nonstatutory Stock Option, and in the exercise price of each unexercised Nonstatutory Stock Option. Unless amended by the Board, the standard Nonstatutory Stock Option Agreement (the “Nonstatutory Option Agreement”) shall be binding upon any successor to the Company. However, except upon a “change in control,” the Nonstatutory Option Plan and any options granted thereunder shall terminate upon the effective date of the Company’s dissolution or liquidation.

The Board may, from time to time, amend, modify, suspend, terminate or discontinue the Nonstatutory Option Plan without notice. However, no such action will adversely affect any Optionee’s rights under any then outstanding Nonstatutory Stock Option without such Optionee’s prior written consent. In addition, approval of the Company’s shareholders shall be required for any modification or amendment of the Nonstatutory Option Plan that (a) increases the aggregate number of shares of common stock, (b) changes the provisions of the Nonstatutory Option Plan with respect to the determination of persons to whom Nonstatutory Stock Options may be granted, or (c) otherwise materially increases the benefits accruing to Optionees under the Nonstatutory Option Plan. Consistent with the terms of the Nonstatutory Option Plan, the Board may modify any outstanding Nonstatutory Stock Option pursuant to a written agreement with the Optionee.

Nonstatutory Stock Options granted under the Nonstatutory Option Plan will not qualify for favorable income tax treatment. As a result, an Optionee will generally be taxed in the year in which a Nonstatutory Stock Option is exercised. The excess of the fair market value of the stock at the time the Nonstatutory Stock Option is exercised over the exercise price will generally be treated as ordinary income. Moreover, the Company will not be permitted to take a tax deduction at any time in connection with Nonstatutory Stock Options. At its discretion, the Board may withhold from an Optionee’s director’s fees or any other amount due to such Optionee, if any, (or from shares being purchased upon the exercise of a Nonstatutory Stock Option), the amount of any required tax withholdings for which the Company is responsible.

A copy of the Nonstatutory Option Plan is on file and may be inspected by any shareholder at the Company’s main office in Gastonia, North Carolina, and a copy will be available for inspection by any shareholder at the Annual Meeting. Additionally, any shareholder wishing to receive a copy of the Nonstatutory Option Plan free of charge should contact Daniel C. Ayscue, Secretary, AB&T Financial Corporation, 292 West Main Avenue, Gastonia, North Carolina 28052, (704) 865-1634.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3 APPROVING AN AMENDMENT TO THE COMPANY’S 2005 NONSTATUTORY STOCK OPTION PLAN.

PROPOSAL 4: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed the firm of Elliott Davis, PLLC, as the Company’s independent registered public accounting firm for 2008. A representative of Elliott Davis, PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Company has paid Elliott Davis, PLLC fees in connection with its assistance in the Company’s annual audit and review of the Company’s financial statements. From time to time, the Company engages Elliott Davis, PLLC to assist in other areas of financial planning. The following table sets forth the fees paid or expected to be paid to Elliott Davis, PLLC by the Company in various categories during 2007 and 2006.

Category	2007 Amount Billed	2006 Amount Billed
Audit Fees:	$45,100	$32,000
Audit-Related Fees:	—	17,000
Tax Fees:	5,465	3,795

Total Fees Billed:	$50,565	$52,795

The audit fees include fees for professional services for the audit of the Bank’s financial statements included in its Annual Report on Form 10-KSB and review of financial statements included in the Bank’s Quarterly Reports on Form 10-QSB, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

The audit-related fees consisted of fees related to the issuance of the comfort letters associated with a secondary stock offering in 2006.

The tax fees include fees billed for tax compliance, tax advice and tax planning assistance.

All services rendered by Elliott Davis during 2007 and 2006 were subject to pre-approval by the Audit Committee of the Bank, and going forward, will be subject to pre-approval by the Audit Committee of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF ELLIOTT DAVIS, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

OTHER MATTERS

The Board knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2009 ANNUAL MEETING

It is anticipated that the 2009 Annual Meeting will be held on a date during May 2009. Any proposal of a shareholder which is intended to be presented at the 2009 Annual Meeting must be received by the Company at its main office at 292 West Main Avenue, Gastonia, North Carolina 28052 no later than January 31, 2009, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2009 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by March 15, 2009 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Daniel C. Ayscue, Secretary of the Company, at the Company’s main office at 292 West Main Avenue, Gastonia, North Carolina 28052, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

THE COMPANY’S 2007 ANNUAL REPORT ON FORM 10-KSB, WHICH SERVES AS THE COMPANY’S 2007 ANNUAL DISCLOSURE STATEMENT, HAS BEEN FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION. A COPY OF THAT REPORT IMMEDIATELY FOLLOWS THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DANIEL C. AYSCUE, SECRETARY, AB&T FINANCIAL CORPORATION, 292 WEST MAIN AVENUE, GASTONIA, NORTH CAROLINA 28052.

REVOCABLE PROXY

AB&T FINANCIAL CORPORATION

292 West Main Avenue

Gastonia, North Carolina 28052

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Wayne F. Shovelin, Kenneth Appling and David W. White (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of AB&T Financial Corporation (the “Company”) held of record by the undersigned on May 27, 2008 at the Annual Meeting of Shareholders of the Company to be held in Room 1138 of the Student Activity Center at Cleveland Community College, 137 South Post Road, Shelby, North Carolina, at 5:30 p.m. on June 30, 2008, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect five (5) members of the Board of Directors of the Company for the terms indicated.

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as indicated otherwise below)	to vote for all nominees listed below

NOMINEES

One-Year Terms	Two-Year Terms	Three-Year Terms
Kenneth Appling Wayne F. Shovelin	Joseph H. Morgan	G. William Sudyk David W. White

Instruction: To withhold authority to vote for one or more nominees, write that nominee’s name on the line below.

2.	APPROVAL OF ADDITIONAL INCENTIVE STOCK OPTIONS: Proposal to approve an amendment to the Company’s 2005 Incentive Stock Option Plan.

          FOR                       AGAINST                      ABSTAIN

3.	APPROVAL OF ADDITIONAL NONSTATUTORY STOCK OPTIONS: Proposal to approve an amendment to the Company’s 2005 Nonstatutory Stock Option Plan.

          FOR                       AGAINST                      ABSTAIN

4.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2008.

          FOR                       AGAINST                      ABSTAIN

5.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSALS 2, 3 AND 4 ABOVE. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date: , 2008

(SEAL)
(Signature)

(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD

IN THE ENCLOSED ENVELOPE

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